Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
Mail: PO Box HM 666, Hamilton HM CX, Bermuda
T +1 441 295 1422
conyers.com

30 June 2021

Matter No.: 367607
+441 298 7859
chiara.nannini@conyers.com

SiriusPoint Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Dear Sir / Madam,

Re: SiriusPoint Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with an offering to be made pursuant to the prospectus dated 7 May 2021 (the “Base Prospectus”) as supplemented by the prospectus supplement dated 28 June 2021 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) included in a registration statement on Form S-3 (Registration No. 333-255917) filed with the U.S. Securities and Exchange Commission (the "Commission") on 7 May 2021 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of 5,000,000 shares of the Company’s 8.00% Resettable Fixed Rate Preference Shares, Series B, par value US$0.10 per share, $25 liquidation preference per share (the “Selling Shareholder Shares”) to be resold by certain selling shareholders of the Company (the “Selling Shareholders”) identified as such in the Registration Statement, together with an additional 750,000 Series B Preference Shares subject to an over-allotment option granted to the underwriters (as defined below) (collectively, the “Option Shares” and together with the Selling Shareholder Shares, the “Shares”) pursuant to an underwriting agreement dated as of 28 June 2021 among the Company, the Selling Shareholders, Morgan Stanley & Co., LLC, BofA Securities, Inc., UBS Securities LLC, Wells Fargo Securities, LLC and such other financial institutions as the Selling Shareholders shall determine (the “Underwriters”) (the “Underwriting Agreement”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed:

1.1.	copies of the memorandum of association and the bye-laws of the Company (the “Constitutional Documents”), each certified by the Assistant Secretary of the Company on 30 June 2021;

1.2.	a certified extract of minutes of a meeting of its directors held on 6 May 2021 and a certified extract of minutes of a meeting of its directors held on 21 September 2021 (together, the "Resolutions") each certified by the Secretary of the Company on 15 June 2021;

1.3.	a copy of the amended and restated certificate of designation relating to the Selling Shareholder Shares dated 17 March 2021;

1.4.	a copy of the register of members of the Company dated 29 June 2021 provided by Computershare Investor Services Pty Limited, the branch registrar of the Company, with respect to the position as at 28 June 2021 (the "Company Register"); and

1.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Underwriting Agreement and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.6.	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.7.	that the Company's shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, which includes the New York Stock Exchange, and the consent to the issue and free transfer of the Shares given by the Bermuda Monetary Authority on 24 July 2013 will not have been revoked or amended at the time of the issuance or transfer of any Shares; and

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2.8.	that the Underwriting Agreement or applicable similar agreement and any other agreement or other document relating to any Shares will be valid and binding in accordance with its terms pursuant to its governing law.

3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.2.	This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

3.3.	This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Selling Shareholder Shares by the Selling Shareholders and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of Bermuda (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.	The Shares have been duly authorized by all necessary corporate action of the Company and based solely upon a review of Company Register, the Shares are validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of the Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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